
                                  NSAR ITEM 77O

                         VKAC High Yield Municipal Fund
                               10f-3 Transactions

  Underwriting #       Underwriting          Purchased From         Amount of shares      % of Underwriting      Date of Purchase
                                                                       Purchased


         1           Long Island Power        Bear Stearns             5,000,000                  0.148%            05/13/98
